EXHIBIT 3.1

Articles of Amendment

to

Articles of Incorporation

of

Cord Blood America, Inc.

(Name of corporation as currently filed with the Florida Dept, of State)

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")

(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s)

and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article II of the Company shall be amended in accordance to the addendum, which is attached.

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A

The date of each amendment(s) adoption:	August 28, 2008
Effective date if applicable:	August 28, 2008
(no more than 90 days after amendment file date)

Adoption of Amendment(s)

(CHECK ONE)

☒

The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐

The amendment(s) was/were approved by the shareholders through voting groups. The Following statement must be separately provided for each voting group entitled to vote Separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by

.”
(voting group)

☐

The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required

☐

The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

(continued)

Signature

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Joseph Vicente
(Typed or printed name of person signing)

Vice President
(Title of person signing)

FILING FEE: $35

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CORD BLOOD AMERICA, INC.

Pursuant to the provision of Section 607.1006, Florida Statutes, Cord Blood America, Inc., a Florida corporation (the "Corporation"), adopts the following articles of amendment to its Amended and Restated Articles of Incorporation:

FIRST: The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by striking out the first paragraph of Article I1 and by substituting in lieu of said paragraph of Article II the following new paragraph:

The total number of shares of capital stock which this corporation shall have the authority to issue is Nine Hundred Fifty Five Million (955,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of  $0.0001 per share and Nine Hundred Fifty Million (950,000,000) shares of Common  Stock having a par value of $0.0001 per share..

SECOND: The amendment set forth in these Articles of Amendment have been adopted on June 26, 2008, by the board of directors and are subject to Shareholder Approval on August 28, 2008.

IN WITNESS WHEREOF, the Corporation, by and through its undersigned officer thereunto duly authorized, has executed these Articles of Amendment this 28"' day of August, 2008 and affirms that the statements  made herein are true under the penalties of perjury.

CORD BLOOD AMERICA, INC.

By:	/s/ Joseph Vicente
Joseph Vicente Vice President